Delaware
                                ---------------                           PAGE 1
                                The First State

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CHINA ENERGY & RESOURCES LTD.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF JUNE, A.D. 2007, AT 4:52 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4367321 8100              [SEAL]             /s/ Harriet Smith Windsor
                                       -----------------------------------------
070690351                              Harriet Smith Windsor, Secretary of State

                                                         AUTHENTICATION: 5744521

                                                                  DATE: 06-11-07

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                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 05:59 PM 06/08/2007
                                                     Filed 04:52 PM 06/08/2007
                                                        SRV 070690351 FILE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CHINA ENERGY & RESOURCES LTD.

                                ----------------

                         Pursuant to Section 102 of the
                        Delaware General Corporation Law

                                ----------------

      I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "CCL"), do hereby certify as follows:

      FIRST: The name of the corporation is China Energy & Resources Ltd. (hereinafter sometimes referred to as the "Corporation").

      SECOND: The registered office of the Corporation is at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808 and its registered agent at that address is Corporation Service Company.

      THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board of Directors of the Corporation (the "Board") or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the CCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote or written consent of holders of at least 95% of the outstanding shares of Common Stock (as defined below).

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twenty six million (26,000,000), twenty-five million (25,000,000) of which shall be shares of common stock, $.0001 par value per share (the "Common Stock"), and one million (1,000,000) of which shall be shares of preferred stock, $.0001 par value per share (the "Preferred Stock"), as follows:

      (A) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board may create and provide for the issuance of


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shares of Preferred Stock in series and, by filing a certificate (hereinafter referred to as a "Preferred Stock Designation"), pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

            (1) the designation of the series, which may be by distinguishing number, letter or title;

            (2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

            (3) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate, if any, of the series;

            (4) the dates at which dividends, if any, shall be payable;

            (5) the redemption rights and price or prices, if any, for shares of the series;

            (6) the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

            (7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

            (8) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates and provisions for any adjustments to such prices or rates, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

            (9) the ranking of such series with respect to dividends and amounts payable on the Corporation's liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to the Common Stock with respect to dividends and those distributions;

            (10) restrictions on the issuance of shares of the same series or of any other class or series;


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

            (11) the voting rights, if any, of the holders of shares of the series; and

            (12) such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board shall determine.

      (B) Common Stock.

            (1) Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

            (2) Dividends. Subject to any preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board.

            (3) Liquidation. Except as set forth in Paragraph FIFTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

            (4) Conversion. The holders of Common Stock shall have no conversion rights other than as set forth in subparagraph C of Paragraph FIFTH hereof.

      FIFTH: The following provisions (A) through (G) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination", and may not be amended during the "Target Business Acquisition Period" without the affirmative vote or written consent of the holders of at least 95% of the Corporation's outstanding shares of Common Stock. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, joint venture, asset or stock acquisition or other similar type of transaction, of an operating business or businesses ("Target Business") having, collectively, a fair market value of at least 80% of the Corporation's net assets at the time of such acquisition (excluding deferred underwriting discounts and commissions); provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering of securities ("IPO") with the U.S. Securities and Exchange Commission (the "Registration Statement") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below). For purposes of this Article, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and


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cash flow, and book value. If the Board is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation may obtain an opinion from an unaffiliated, independent third party appraiser, which may or may not be an investment banking firm that is a member of the National Association of Securities Dealers, Inc., with respect to the satisfaction of such criteria.

      (A) Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter's over- allotment option) specified in the Corporation's Registration Statement at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the "Trust Fund"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph (D) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Fund; provided, however, the Corporation shall be entitled to withdraw interest income from the Trust Fund as specified in the Registration Statement.

      (B) Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the IPO Shares (defined below) cast their respective votes at the meeting to approve the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate such Business Combination if holders of 30% or more in interest of the IPO Shares exercise their conversion rights described in paragraph (C) below.

      (C) In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO ("IPO Shares") who voted against such Business Combination may, contemporaneously with such vote, demand that the Corporation convert such stockholder's IPO Shares into cash. If so demanded, the Corporation shall convert such shares into cash at a per share conversion price of $10.00 promptly after consummation of the Business Combination.

      (D) In the event the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or
(ii) 24 months after the consummation of the IPO, in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the "Termination Date"), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Fund to holders of IPO Shares as soon as reasonably practicable and, after approval of the Corporation's stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board prior to such Termination Date pursuant to Section 275(a) of the GCL, finding the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the


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

GCL as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund, plus any other net assets of the Corporation not used for or reserved to pay obligations and claims, or such other corporate expenses relating to, or arising during, the Corporation's remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. This paragraph (D) shall terminate automatically with no action required by the Board or the stockholders in the event a Business Combination has been consummated prior to the Termination Date.

      (E) A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Trust Fund pursuant to the terms of the investment management trust agreement governing the Trust Fund or the dissolution of the Corporation or in the event such holder demands conversion of its shares in accordance with paragraph (C), above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund or any amount or other property held therein. A holder of securities outstanding prior to the IPO or issued in a private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Fund.

      (F) Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO, together with the net proceeds of a private placement of the Corporation's warrants to occur prior to completion of the IPO, all as specified in the Registration Statement, shall be deposited and thereafter held in the Trust Fund. Except as specified in the Registration Statement, neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination, or (ii) the dissolution and liquidation of the Corporation pursuant to paragraph (D) above, in each case, in accordance with the terms of the investment management trust agreement governing the Trust Fund; provided, however, the Corporation shall be entitled to withdraw interest income from the Trust Fund as specified in the Registration Statement-.

      (G) Unless and until the Corporation has consummated a Business Combination as permitted under this Article FIFTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.

      SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (A) The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

      (B) The election of directors need not be by written ballot.

      (C) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the GCL, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SEVENTH: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

      EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Article Eighth shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      NINTH: The Corporation shall, to the fullest extent legally permissible under the provisions of the GCL, as the same may be amended from time to time, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

      TENTH: The Corporation is to have perpetual existence.

      ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware


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may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title B of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 8th day of June, 2007.


                                                     /s/ Michael Landskroner
                                                     ---------------------------
                                                     Michael Landskroner
                                                     Sole Incorporator

                                                     16Th FLOOR
                                                     3 PARK AVENUE
                                                     NEW YORK NY 10016